Exhibit 5.2

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.

February 2, 2026
Joby Aviation, Inc.
333 Encinal Street
Santa Cruz, California 95060
Re:    Registration Statement on Form S-3 (Registration No.
333-282809); $690,000,000 Aggregate Principal Amount of
0.75% Convertible Senior Notes due 2032 of Joby Aviation, Inc.
To the addressee set forth above:
We have acted as special counsel to Joby Aviation, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of $690,000,000 aggregate principal amount of the Company’s 0.75% Convertible Senior Notes due 2032 (the “Notes”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2024 (Registration No. 333-282809) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated October 24, 2024 (the “Base Prospectus”) and a prospectus supplement dated January 28, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated January 28, 2026, by and between the Company and Morgan Stanley & Co. LLC, Allen & Company LLC and BofA Securities, Inc., as representatives of the underwriters listed on Schedule I thereto (the “Underwriting Agreement”). The Notes are being issued pursuant to an indenture, dated as of February 2, 2026, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) (such indenture, the “Base Indenture”), as supplemented by that certain first supplemental indenture, dated as of the date hereof, between the Company and the Trustee (the “Supplemental Indenture,” and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”). The Notes are convertible, in accordance with their terms and the terms of the Indenture, into consideration consisting, at the Company’s election, of cash, shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), or a combination of cash and shares of Common Stock.
To the extent there are no additional underwriters listed on Schedule I of the Underwriting Agreement, the term underwriters shall mean the singular. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the issue of shares of Common Stock upon conversion of the Notes.

February 2, 2026 Page 2
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness of all signatures, including any endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.
We are opining herein as to the internal laws of the State of New York, and the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.When the Notes have been executed, issued and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
2.The shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
Our opinions are subject to:
(a)the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;
(b)the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and
(c)the invalidity, under certain circumstances under law or court decisions, of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability, where such indemnification, exculpation or contribution is contrary to public policy.
We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance

February 2, 2026 Page 3
waivers of claims, defenses, rights granted by law, notice or opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (iii) waivers of rights or defenses contained in Section 3.04 of the Supplemental Indenture, and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon; (xiv) any “swap” (as such term is defined in the Commodity Exchange Act of 1936, as amended), including any guarantee thereof, by any party that is not an “eligible contract participant” (as such term is defined in such Act) or any provision of the Indenture or the Notes that purports to share the proceeds of any guarantee or collateral provided by any party that is not an eligible contract participant with the provider of any such swap or the effect of such sharing provisions on the opinions expressed herein; and (xv) the severability, if invalid, of provisions to the foregoing effect.
In rendering the opinion in numbered paragraph 2 of this letter, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
With your consent, we have assumed that (a) each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the parties thereto other than the Company; (b) the Indenture constitutes legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with their respective terms; and (c) the status of the Indenture and the Notes as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments; (ii) violations of statutes, rules, regulations or court or governmental orders; or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 2, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

February 2, 2026 Page 4

Sincerely, /s/ Latham & Watkins LLP